Exhibit 2.2

Amendment No. 1 to Membership Interest Purchase Agreement

Dated as of April 24, 2024

This Amendment No. 1 to Membership Interest Purchase Agreement (this “Amendment”) is entered into as of the date first set forth above (the “Amendment Date”) by and between (i) Bitech Technologies Corporation, a Delaware corporation (“Bitech”); (ii) Emergen Energy LLC, a Delaware limited liability company (“Emergen”); (iii) Bridgelink Development, LLC, a Delaware limited liability company (“Bridgelink”) as the sole member of Emergen; (iv) C & C Johnson Holdings LLC, a Delaware limited liability company (“C&C”); and (v) Cole W. Johnson, an individual (“Mr. Johnson”). Each of Emergen, Bridgelink, C&C, and Mr. Johnson may be referred to collectively herein as the “Bridgelink Parties” and, separately, as a “Bridgelink Party”. Each of Bitech and each Bridgelink Party may be referred to herein collectively as the “Parties” and, separately as a “Party”.

WHEREAS, the Parties are all of the parties to that certain Membership Interest Purchase Agreement, dated as of April 14, 2024 (the “Original Agreement”), and now desire to amend the Original Agreement as set forth herein, and pursuant to the provisions of Section 9.12 of the Original Agreement, the Original Agreement may be amended in writing;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Original Agreement.

2.	Amendment. Pursuant to the provisions of Section 9.12 of the Original Agreement, Section 2.02(b)(i) of the Original Agreement is hereby amended and restated in its entirety to provide as follows:

(i)	Bitech shall expand the size of the Bitech Board such that the Bitech Board is comprised of four persons, and thereafter to name Cole Johnson to the Bitech Board, effective as of the Closing. In addition, provided that the Closing occurs, on or before May 31, 2024, Bitech shall expand the size of the Bitech Board such that the Bitech Board is comprised of five persons, and thereafter to name to the Bitech Board two persons as named by Bitech, two persons as named by Bridgelink, and one person jointly selected by Bitech and Bridgelink, which person shall meet the requirements of being an “independent director” pursuant to the rules and regulations of the Nasdaq Stock Market.

3.	Closing Certificate. The Parties acknowledge and agree that the closing certificate of Bitech required to be delivered at the Closing pursuant to Section 2.06(b) of the Original Agreement shall executed by the Chief Executive Officer of Bitech instead of the Secretary of Bitech.

4.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Original Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Original Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Original Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Original Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

5.	Governing Law. This Amendment, and any and all claims, proceedings or causes of action relating to this Amendment or arising from this Amendment or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural Laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

6.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

Bitech Technologies Corporation

By:	/s/ Benjamin Tran
Name:	Benjamin Tran
Title:	Chief Executive Officer

Emergen Energy LLC

By:	/s/ Cole Johnson
Name:	Cole Johnson
Title:	Manager

Bridgelink Development, LLC

By:	/s/ Cole Johnson
Name:	Cole Johnson
Title:	Chief Executive Officer

C & C Johnson Holdings LLC

By:	/s/ Cole Johnson
Name:	Cole Johnson
Title:	Manager

Cole Johnson

By:	/s/ Cole Johnson
Name:	Cole Johnson